Exhibit 10.2

SUBLEASE

BETWEEN

SENDER, INC.,
a Delaware corporation

AND

89BIO, INC.,
a Delaware corporation

655 MONTGOMERY STREET
SAN FRANCISCO, CALIFORNIA 94111

Suite 1500

SUBLEASE

THIS SUBLEASE (“Sublease”) is entered into as of October 20, 2023 (the “Effective Date”), by and between SENDER, INC., a Delaware corporation, d/b/a Sendoso (“Sublandlord”), and 89BIO, INC., a Delaware corporation (“Subtenant”), with reference to the following facts:

A.
Pursuant to that certain Office Lease dated September 14, 2021 (the “Master Lease”), BCAL 655 MONTGOMERY PROPERTY LLC, a Delaware limited liability company (“Landlord”), as Landlord, leases to Sublandlord, as tenant, certain space (the “Master Lease Premises”) consisting of approximately 35,005 rentable square feet (“RSF”) in the building located at 655 Montgomery Street, San Francisco, California 94111 (the “Building”).
B.
Subtenant wishes to sublease from Sublandlord, and Sublandlord wishes to sublease to Subtenant, a portion of the Master Lease Premises containing approximately 17,616 RSF comprising all of the rentable area of the fifteenth (15) floor of the Building and commonly known as Suite 1500, said space being more particularly identified and described on the floor plan attached hereto as Exhibit A and incorporated herein by reference (and hereinafter referred to as the “Subleased Premises”). The Subleased Premises will not be subject to remeasurement during the Term (defined below).

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:

1.
Sublease. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord for the term, at the rental, and upon all of the conditions set forth herein, the Subleased Premises.
2.
Term.
(a)
Generally. The term of this Sublease (the “Term”) shall commence on the date (the “Commencement Date”) that is the latest to occur of (i) December 1, 2023, (ii) the date that Sublandlord delivers possession of the Subleased Premises to Subtenant and (iii) the date upon which Sublandlord procures Landlord’s consent to this Sublease (the “Consent”, and the date upon which Sublandlord procures the Consent being the “Consent Date”) and end on the last day of the calendar month in which occurs the forty (40)-month anniversary of the date immediately preceding the Commencement Date (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof. Upon the determination of the Commencement Date, Sublandlord and Subtenant will enter into a letter agreement in the form of Exhibit B attached hereto (“Confirmation of Sublease Commencement Date”).
(b)
Adjustments. Notwithstanding the provisions of Section 2(a) above:
(i)
if, as of the date that Sublandlord would otherwise deliver possession of the Subleased Premises in the condition required to Subtenant as described in clause (ii) of Section 2(a) above, Subtenant has not delivered to Sublandlord (A) the prepaid Base Rent pursuant to the provisions of Section 3(a)(i) below, (B) the Security Deposit pursuant to the provisions of Section 4 below and (C) evidence of Subtenant’s procurement of all insurance coverage required hereunder (the “Delivery Requirements”), then Sublandlord will have no obligation to so deliver possession of the Subleased Premises to Subtenant, but the failure on the part of Sublandlord to so deliver possession of the Subleased Premises to Subtenant in such event will not serve to delay the occurrence of the Commencement Date and the commencement of Subtenant’s obligations to pay Rent (defined below) hereunder.
(ii)
Early Access. Subtenant and Subtenant’s representatives will have the right to enter the Subleased Premises from and after the later to occur of (A) the Consent Date and (B) the date upon which Subtenant satisfies the Delivery Requirements (the date upon which Subtenant first has such access to the Subleased Premises being referred to herein as the “Early Access Date”) for the sole purpose of preparing the Subleased Premises for Subtenant’s occupancy, including without limitation coordinating Subtenant’s move into the Subleased Premises, installing Subtenant’s personal property and fitting-up the FF&E (defined below) and voice and data cabling, all subject to the terms, conditions and requirements of the Master Lease. All of the rights and obligations of the parties under this Sublease (other than Subtenant’s obligation to pay Base Rent, but expressly including without limitation Subtenant’s obligation to pay excess utility charges pursuant to Section 6.2 of the Master Lease and carry insurance, as well as Subtenant’s indemnification obligations) shall commence upon the Early Access Date. Subtenant shall coordinate any such entry with Sublandlord.
(iii)
Failure to Obtain Consent. Promptly following the mutual execution and delivery of this Sublease, Sublandlord will request that Landlord issue the Consent, and Sublandlord and Subtenant each agree to use good faith efforts to cooperate with Landlord and each other in order to obtain the Consent on a timely basis. Notwithstanding the foregoing, if the Consent has not been obtained as of the date that is forty-five (45) days following the mutual execution and delivery of this Sublease on terms acceptable to the parties in each party’s sole and absolute discretion, either party hereto may terminate this Sublease by written notice delivered to the other at any time thereafter, but before, Landlord grants such consent. Any legal fees, fees or other consideration charged by Landlord for its review of, and consent to, this Sublease shall be borne solely by Sublandlord (not to exceed $5,000.00 in the aggregate), and Subtenant shall be responsible for any fees to the extent in excess of such cap.
3.
Rent.
(a)
Rent Payments.
(i)
Generally. Subtenant shall pay to Sublandlord as base rent for the Subleased Premises during the Term (“Base Rent”) the following:

Period/ Months of Term*	Rate Per RSF Per Annum	Monthly Base Rent
December 1, 2023 - November 30, 2024	$50.00	$73,400.00
December 1, 2024 - November 30, 2025	$51.50	$75,602.00
December 1, 2025 - November 30, 2026	$53.05	$77,870.06

December 1, 2026 - March 31, 2027	$54.64	$80,206.16

*If the Commencement Date does not occur on December 1, 2023, as anticipated by the parties when entering into this Sublease, they will update this rent table in the Confirmation of Sublease Commencement Date.

It is the intention of the parties that this Sublease will, subject to its terms, generally be a so-called “full service” or “gross” sublease; as such, Base Rent is inclusive of all regularly recurring payments in respect of Direct Expenses (as defined in the Master Lease), and Subtenant shall not owe any separate or additional sums in respect of recurring Direct Expenses under this Sublease. Except as noted in the preceding sentence, in addition to the Base Rent, from and after the Commencement Date, Subtenant shall pay, as additional rent, any and all incidental or additional charges, fees or expenses that become payable by Sublandlord under the Master Lease as a result of Subtenant’s use and occupancy of the Subleased Premises during the Term, including, without limitation, any use by Subtenant of additional services for which Landlord charges separate fees pursuant to the Master Lease (such as any excess utilities charges or After-Hours HVAC fees as defined and described in Section 6.2 of the Master Lease). Base Rent and additional rent are collectively referred to herein as “Rent”.

Base Rent shall be paid in advance on the first day of each month of the Term, except that Subtenant shall pay one (1) month’s Base Rent (i.e., $73,400.00)(“Pre-paid Base Rent”) to Sublandlord within three (3) business days following the mutual execution and delivery of this Sublease; said Pre-Paid Base Rent will be applied to the first (1st) month’s Base Rent due and payable hereunder following the Abatement Period, defined below. In the event Subtenant fails to deliver the Prepaid Base Rent within such 3-business day period, such failure shall be deemed a Default hereunder without the application of any additional cure period and Sublandlord shall have the right to terminate this Sublease by written notice to Subtenant, and upon such termination, neither party shall have any further rights or obligations hereunder (except for any obligations or liabilities which expressly survive the expiration or earlier termination of this Sublease). If the Term does not begin on the first day of a calendar month or end on the last day of a month, the Base Rent for any partial month shall be prorated by multiplying the monthly Base Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month. All Rent shall be payable in lawful money of the United States, by ACH wire transfer or by regular bank check of Subtenant, to Sublandlord at the following address:

AP at Sendoso
Attention: Daniel Kopelovich
Email: ap@sendoso.com and
daniel.kopelovich@sendoso.com

or to such other persons or at such other places as Sublandlord may designate in writing.

(ii)
Abatement. Notwithstanding anything in Section 3(a)(i) above to the contrary, so long as Subtenant is not in Default, Subtenant shall be entitled to an abatement of Base Rent for the first four (4) full calendar months of the Term (the “Abatement Period”); the Abatement Period will not include any partial calendar month immediately following the Commencement Date. The total amount of Base Rent abated during the Abatement Period, in the amount of $293,600.00, is referred to herein as the “Abated Rent”. If Subtenant is in Default at any time during the Term, then (A) if such Default occurs prior to the expiration of the Abatement Period, there will be no further Abatement of Base Rent pursuant to this Section 3(a)(ii) unless and until Subtenant cures such Default and such cure is accepted by Sublandlord in lieu of seeking to terminate this Sublease due to such Default, and (B), if this Sublease is terminated due to Subtenant’s Default, then, at Sublandlord’s option, all then-unamortized Abated Rent (assuming amortization of the Abated Rent on a straight-line basis over the Term) shall immediately become due and payable by Subtenant. The payment by Subtenant of such Abated Rent in the event the Sublease terminates as a result of Subtenant’s Default shall not limit or affect any of Sublandlord’s other rights, pursuant to this Sublease or at law or in equity. During the Abatement Period, only Base Rent shall be abated, and all other costs and charges specified in this Sublease shall remain as due and payable pursuant to the provisions of this Sublease.
(b)
Other Taxes Payable by Tenant. Subtenant shall pay before delinquency any and all taxes levied or assessed and which become payable by Subtenant (or directly or indirectly by Sublandlord) during the Term, whether or not now customary or within the contemplation of the parties hereto, which are based upon, measured by or otherwise calculated with respect to: (i) the gross or net rental income of Sublandlord under this Sublease, including, without limitation, any gross receipts tax levied by any taxing authority, or any other gross income tax or excise tax levied by any taxing authority with respect to the receipt of the rental payable hereunder, inclusive of the San Francisco Gross Receipts Tax and Business Registration Fees Ordinance (2012 Proposition E) and the Commercial Rent Tax for Childcare and Early Education (2018 Proposition C) (“Early Care Tax”); (ii) the value of Subtenant’s equipment, furniture, fixtures or other personal property located in the Subleased Premises (including the FF&E during the Term); (iii) the possession, lease, operation, management, maintenance, alteration, repair, use or occupancy by Subtenant of the Subleased Premises or any portion thereof; or (iv) this transaction or any document to which Subtenant is a party creating or transferring an interest or an estate in the Subleased Premises. Notwithstanding any of the foregoing to the contrary, the Early Care Tax imposed on Landlord with respect to the rent payable under the Master Lease (as distinguished from the Rent payable under this Sublease) shall not be subject to payment or reimbursement by Subtenant as additional Rent hereunder or otherwise. For clarity, if any particular gross receipts tax is imposed by a taxing authority based upon the rent payable by Sublandlord under the Master Lease and upon the rent payable by Subtenant under this Sublease (i.e., such tax is imposed at both the “lease level” and the “sublease level”), then Subtenant shall be responsible for only the gross receipts tax based upon the rent payable under this Sublease (and Sublandlord shall remain solely responsible for such tax based upon the rent payable under the Master Lease without being permitted to pass the same through to Subtenant).
4.
Security Deposit. Within three (3) business days following the mutual execution and delivery of this Sublease, Subtenant shall deposit with Sublandlord the sum of $160,412.32 (the “Security Deposit”). In the event Subtenant fails to deliver the Security Deposit within such 3-business day period, such failure shall be deemed a Default hereunder without the application of any additional cure period and Sublandlord shall have the right to terminate this Sublease by written notice to Subtenant, and upon such termination, neither party shall have any further rights or obligations hereunder (except for any obligations or liabilities which expressly survive the expiration or earlier termination of this Sublease). The Security Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of all the provisions of this Sublease to be performed or observed by Subtenant. If Subtenant fails to pay rent or other sums due hereunder, or otherwise is in breach with respect to any provisions of this Sublease beyond the applicable notice and cure period (if any), or in the event of an uncured failure by Subtenant to perform one or more of its obligations under this Sublease and the existence of circumstances in which Sublandlord is enjoined or otherwise prevented by operation of law from giving to Subtenant a written notice which would be necessary for such failure of performance to constitute a default beyond the applicable notice and cure period, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of any past due sum or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s breach, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby. If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) days after demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to the full amount thereof and Subtenant’s failure to do so shall be a material breach of this Sublease. If Subtenant performs all of Subtenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, without interest, to Subtenant (or, at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder) within forty-five (45) days following the later to occur of (a) the expiration of the Term, and (b) Subtenant’s vacation from the Subleased Premises and completion of all removal, repair and restoration obligations of Subtenant. No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Sublandlord shall not be required to keep the Security Deposit separate from its other accounts. Subtenant hereby waives any and all rights under and the benefits of Section 1950.7 of the California Civil Code (except for Section 1950.7(b)), and all other provisions of law now in force or that become in force after the date of execution of this Sublease, that provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy any failure to timely pay Rent, to repair damage caused by Subtenant, or to clean the Subleased Premises. Sublandlord and Subtenant agree that Sublandlord may, in addition, claim those sums reasonably necessary to compensate Sublandlord for any other loss or damage caused by Subtenant’s Default.
5.
Use and Occupancy.
(a)
Use. The Subleased Premises shall be used and occupied only for general office use and ancillary uses consistent with a first-class building, and for no other use or purpose.
(b)
Compliance with Master Lease. Subtenant will occupy the Subleased Premises in accordance with the terms of the Master Lease and will not suffer to be done, or omit to do, any act which may result in a violation of or a default under the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder. Except to the extent caused by the gross negligence or willful misconduct of Sublandlord, its agents, employees or contractors, Subtenant will indemnify, defend protect and hold Sublandlord harmless from and against any loss, cost, damage or liability (including reasonable attorneys’ fees) of any kind or nature arising out of, by reason of, or resulting from, (i) Subtenant’s failure to perform or observe any of the terms and conditions of (x) the Master Lease which are Subtenant’s obligation to perform or observe pursuant to this Sublease, or (y) this Sublease, or (ii) any accident, damage or injury to any person or property occurring in, on or about the Subleased Premises after the Early

Access Date, or any work done in or to the Subleased Premises after the Early Access Date; or (iii) the negligent acts or omissions of Subtenant, its agents, employees, or contractors. Except to the extent caused by the negligence or willful misconduct of Subtenant, its agents, employees or contractors, Sublandlord will indemnify, protect and hold Subtenant harmless from and against any loss, cost, damage or liability (including reasonable attorneys’ fees) of any kind or nature arising out of, by reason of, or resulting from, (i) Sublandlord’s failure to perform or observe any of the terms and conditions of the Master Lease (unless caused by Subtenant’s breach or default under this Sublease) or of this Sublease beyond any applicable notice and cure periods, or (ii) the gross negligence or willful misconduct of Sublandlord, its agents, employees or contractors. The indemnifications in this Section 5(b) will survive the expiration or sooner termination of this Sublease. Any other provision in this Sublease to the contrary notwithstanding, Subtenant shall pay to Sublandlord as Rent hereunder any and all sums which Sublandlord may be required to pay the Landlord arising out of a request by Subtenant for, or the use by Subtenant of, additional or over-standard Building services from Landlord (for example, but not by way of limitation, charges associated with after-hours HVAC usage and overstandard electrical charges).
(c)
Landlord’s Obligations. Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Landlord under the Master Lease, including, without limitation, the services provided in Article 7 of the Master Lease, and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Landlord thereunder, Subtenant acknowledges and agrees that Sublandlord shall be entitled to look to Landlord for such performance. In addition, Sublandlord shall have no obligation to perform any repairs or any other obligation of Landlord under the Master Lease, nor shall any representations or warranties made by Landlord under the Master Lease be deemed to have been made by Sublandlord. Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building by Landlord or otherwise, including, without limitation, heat, air conditioning, ventilation, life-safety, water, electricity, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, or (ii) liability on the part of Sublandlord. Notwithstanding the foregoing, (i) Sublandlord shall use commercially reasonable efforts, under the circumstances, to secure such performance upon Subtenant’s request to Sublandlord to do so and shall thereafter diligently prosecute such performance on the part of Landlord, provided that in no event will this sentence or any other provision of this Sublease be construed to require Sublandlord to commence any litigation, arbitration, judicial reference, or other similar proceeding against Landlord; and (ii) in the event that Sublandlord actually receives an abatement of rent under the Master Lease with respect to the Subleased Premises as result of an interruption of services thereto, then Subtenant shall receive a corresponding abatement of Base Rent under this Sublease (not to exceed the corresponding amounts payable by Subtenant to Sublandlord pursuant to the terms hereof or the amount actually received by Sublandlord, whichever is less).
(d)
Sublandlord’s Covenants and Agreements.
(i)
Sublandlord represents and warrants to Subtenant that, to Sublandlord’s actual knowledge, as of the Effective Date, (a) Exhibit D to this Sublease is a true, correct and complete copy of the Master Lease, as may be redacted; (b) the Master Lease is in full force and effect; and (c) Sublandlord is not in default or breach of any of the provisions of the Master Lease beyond any applicable notice and cure periods.
(ii)
Sublandlord agrees that it will not amend or modify the Master Lease during the Term of this Sublease in any way that adversely affects Subtenant to any material extent; provided, however, that Sublandlord reserves the right to exercise any express termination rights it may have under the Master Lease.
(e)
Subtenant’s Obligations. Notwithstanding anything contained in this Sublease to the contrary, Subtenant shall have no obligation to remove any alterations, additions or improvements existing as of the Commencement Date (or, if applicable, the Early Access Date), nor to indemnify, defend or hold harmless Landlord or Sublandlord with respect to matters occurring prior to Subtenant first entering the Subleased Premises.
6.
Master Lease and Sublease Terms.
(a)
Subject to Master Lease. This Sublease is and shall be at all times subject and subordinate to the Master Lease. Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease. During any period of early access and the Term, and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, Subtenant agrees to perform and comply with, for the benefit of Sublandlord and Landlord, the obligations of Sublandlord under the Master Lease which pertain to the Subleased Premises and/or this Sublease to the extent incorporated herein, except for those provisions of the Master Lease which are inconsistent with, or directly contradicted by this Sublease, in which event the terms of this Sublease document shall control over the Master Lease. If any of the express provisions of this Sublease conflict with any portion of the Master Lease as incorporated herein, the express terms of this Sublease shall govern as between Sublandlord and Subtenant.
(b)
Incorporation of Terms of Master Lease. The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease to the extent incorporated herein, except for those provisions of the Master Lease which are inconsistent with or directly contradicted or modified by the express terms of this Sublease, in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean Sublandlord and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean Subtenant. Additionally, wherever in the Master Lease the word “Premises” is used it shall be deemed to mean the Subleased Premises. Any non- liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Landlord that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease. Any right of Landlord under the Master Lease (i) of access or inspection, (ii) to do work in the Master Lease Premises or in the Building, (iii) in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.

(c)
Modifications. For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:
(i)
Approvals. In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord. Sublandlord agrees to reasonably cooperate with Subtenant in obtaining the consent of Landlord where any such consent is required by this Sublease or the Master Lease, at no out-of-pocket cost to Sublandlord. If Subtenant shall submit to Sublandlord a request for Landlord’s consent or approval with respect to any given matter requiring consent under this Sublease or the Master Lease, then Sublandlord shall promptly forward such request on to Landlord for its consent or approval.
(ii)
Obligations Outside of Master Lease Premises. Sublandlord shall not be obligated to perform those obligations of Landlord which require access to areas outside of the Master Lease Premises or that are not permitted to be taken by Sublandlord pursuant to the terms of the Master Lease. For example, but not by way of limitation, Sublandlord shall not be obligated to perform Landlord’s obligations under the Master Lease to maintain the roof, foundations, slabs, structural elements, subfloors, exterior walls, drainage systems, or any electrical, plumbing, mechanical or life-safety equipment or systems, any common area or any other repair or maintenance obligations which are Landlord’s obligations under the Master Lease.
(iii)
Deliveries. In all provisions of the Master Lease requiring Sublandlord, as tenant, to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.
(iv)
Damage; Condemnation. Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain. Any rights of Subtenant to abatement of Rent shall be conditioned upon Sublandlord’s ability to abate rent for the Subleased Premises under the terms of the Master Lease.
(v)
Insurance. In all provisions of the Master Lease requiring Sublandlord, as tenant, to designate Landlord as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy. Sublandlord shall have no obligation to maintain the insurance to be maintained by Landlord under the Master Lease. Subject to Landlord’s consent, the waiver of subrogation contained in Section 10.5 of the Master Lease shall be deemed to be modified to constitute an agreement by and among and apply to Landlord, Sublandlord and Subtenant.
(vi)
Representations and Warranties. Sublandlord shall not be deemed to have made or adopted as its own any representations or warranties made by Landlord in the Master Lease, except to the extent the relevant provision of the Master Lease is incorporated or as otherwise stated herein.

(vii)
Construction. Sublandlord shall have no obligation to construct or pay for any improvements except to the extent expressly set forth herein.
(viii)
Expansion/Extension Options. Whether or not set forth in the Master Lease, Subtenant shall have no rights to expand or reduce the RSF of the Subleased Premises, or any options to renew or extend the Term, or rights of first offer, rights of first refusal, or other preemptive rights under the Master Lease unless and to the extent expressly set forth herein.
(ix)
Exclusions. Notwithstanding the terms of Section 6(b) above, Subtenant shall have no rights nor obligations under the following parts, Sections and Exhibits of the Master Lease: any redacted portions of the Master Lease, as shown in Exhibit D; Summary of Basic Lease Information (except for Number 2.1); Section 1.1.1 (Tender of Possession); Section 1.1.4 (Asbestos Containing Materials (fifth and sixth sentences only); Section 1.2 (Temporary Premises); Section 1.3 (Right of First Offer); Article 2 (Lease Term; Option Term); Article 3 (Base Rent; Rent Abatement); Article 4 (Additional Rent); Section 6.1.7 (Standard Tenant Services) (fifth and sixth sentences only); Article 16 (Holding Over) (superseded by Section 15 of this Sublease); Article 18 (Subordination) (solely with respect to subordination being conditioned upon receipt of a SNDA); Section 19.5.2 (Abatement of Rent) (unless Sublandlord actually receives an abatement of rent under this provision of the Master Lease attributable to the Subleased Premises, in which case Subtenant shall be entitled to receive a corresponding and proportionate abatement of Rent under this Sublease relative to its inability to use (and actual non-use of) the Subleased Premises or applicable portion thereof, not to exceed the abatement actually received by Sublandlord under the Master Lease on account of such Abatement Event with respect to the Subleased Premises or applicable portion thereof); Article 21 (Letter of Credit); Section 24.2 (CASp) (superseded by Section 24 of this Sublease); Section 29.5 (Transfer of Landlord’s Interest) (this section remains incorporated provided that references to “Landlord” in this section shall only apply to Landlord and not to Sublandlord); Section 29.13 (Exculpation) (as with respect to Sublandlord’s liability under this Sublease); Section 29.16 (Force Majeure) (subsection (iv) of the last sentence only); Section 29.18 (Notices) (superseded by Section 18 of this Sublease), except with respect to Landlord’s notice address; Section 29.21 (Attorneys’ Fees) (superseded by Section 13 of this Sublease); Section 29.24 (Brokers); ); Section 29.29 (Building Renovations) (this section remains incorporated provided that references to “Landlord” in this section shall only apply to Landlord and not to Sublandlord); Section 29.33 (Parking), but only with respect to the allocation of parking permits which (subject to Landlord’s consent) is hereby revised to be one (1) parking permit (terms and conditions of the use of parking facilities shall apply to this Sublease); Section 29.34 (Reasonableness and Good Faith) (to the extent that incorporation may be construed to override any standard of consent or discretion otherwise set forth in this Sublease); Exhibit A (Outline of Premises); Exhibit A-1 (Outline of Temporary Premises); Exhibit B (Tenant Work Letter); Exhibit C (Notice of Lease Term Dates); and Exhibit F (Form of Letter of Credit).
7.
Assignment and Subletting. Subtenant shall not assign this Sublease or further sublet all or any part of the Subleased Premises except subject to and in compliance with all of the terms and conditions of the Master Lease, and Sublandlord (in addition to Landlord) shall have the same rights with respect to assignment and subleasing as Landlord has under the Master Lease. Subtenant shall pay all fees and costs payable to Landlord pursuant to the Master Lease in as well as all of Sublandlord’s reasonable, actual out-of-pocket costs paid to third parties relating to any proposed assignment, sub-sublease or transfer of the Subleased Premises regardless of whether any required consent is granted, and the effectiveness of any such consent shall be conditioned upon Landlord’s and Sublandlord’s receipt of all such fees and costs. Subject nevertheless to Landlord’s consent, Subtenant shall be entitled to the “Permitted Transfer” rights set forth in Section 14.8 of the Master Lease, as incorporated herein, upon and subject to the terms and conditions thereof and hereof.
8.
Default. It shall constitute a “Default” hereunder if Subtenant fails to perform any obligation hereunder (including, without limitation, the obligation to pay Rent), or any obligation under the Master Lease which has been incorporated herein by reference, and, in each instance, Subtenant has not remedied such failure (a) in the case of any monetary Default, three (3) business days after delivery of written notice, (b) in the case Subtenant’s failure to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of the Master Lease, in each instance, one (1) business day after delivery of written notice, and (c) in the case of any other Default (except where a specific time period is otherwise set forth for Subtenant’s performance in this Sublease, in which event the failure to perform by Subtenant within such time period shall be a Default hereunder), twenty (20) calendar days after delivery of written notice; provided, however, that if the nature of such Default is such that the same cannot reasonably be cured within such twenty (20) day period, Subtenant shall not be deemed to be in Default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure the same; however, if at any time Sublandlord receives notice from Landlord that the Default will be treated as a “Default” under the Master Lease, Subtenant’s cure period will immediately be deemed to expire ten (10) days before the date of expiration of Sublandlord’s cure period as set forth in Landlord’s notice of default to Sublandlord, provided that such cure period will be extended by one (1) day for each day after the third (3rd) business day following the date on which Sublandlord received Landlord’s notice that Sublandlord fails to deliver a copy thereof to Subtenant.
9.
Remedies. In the event of any Default hereunder by Subtenant, Sublandlord shall have all remedies provided to the “Landlord” in the Master Lease as if a default had occurred thereunder and all other rights and remedies otherwise available at law and in equity. Sublandlord may resort to its remedies cumulatively or in the alternative.
10.
Right to Cure Defaults. If Subtenant is in Default hereunder due to its failure to perform any of its obligations under this Sublease after expiration of applicable grace or cure periods, then Sublandlord may, but shall not be obligated to, perform any such obligations for Subtenant’s account. All reasonable, out-of-pocket costs and expenses incurred by Sublandlord in performing any such act for the account of Subtenant shall be deemed Rent payable by Subtenant to Sublandlord within thirty (30) days of demand (with reasonable backup documentation), together with interest thereon at the lesser of (a) twelve percent (12%) per annum or (b) the maximum rate allowable under law from the date of the expenditure until repaid. If Sublandlord undertakes to perform any of Subtenant’s obligations for the account of Subtenant pursuant hereto, the taking of such action shall not constitute a waiver of any of Sublandlord’s remedies. Subtenant hereby expressly waives its rights under any statute to make repairs at the expense of Sublandlord.
11.
Consents, Approvals, and Notices. In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, among other matters, such consent or approval is required under the provisions of the Master Lease incorporated herein by reference but has not been obtained from Landlord. Except as otherwise provided herein, Sublandlord shall not unreasonably withhold, condition or delay its consent to or approval of a matter if such consent or approval is required under the provisions of the Master Lease and Landlord has consented to or approved of such matter. In the event that Sublandlord delivers or receives a notice of default under the Master Lease which reasonably could be expected to impact Subtenant’s occupancy, Sublandlord agrees to promptly deliver a copy thereof to Subtenant.

If, at any time during the Term, Sublandlord receives any notice or demand from Landlord under the Master Lease which applies specifically to the Subleased Premises (as opposed to the Master Lease Premises generally), Sublandlord shall promptly deliver a true and correct copy of same to Subtenant (unless it is clear from the notice that a simultaneous notice has been sent by Landlord to Subtenant).

12.
Liability.
(a)
Limitation of Liability. Notwithstanding any other term or provision of this Sublease, the liability of Sublandlord to Subtenant for any default in Sublandlord’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall Subtenant, its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from Sublandlord (or otherwise be indemnified by Sublandlord) for (i) any losses, costs, claims, causes of action, damages or other liability incurred in connection with a failure of Landlord, its partners, members, shareholders, directors, agents, officers, employees, contractors, successors and /or assigns to perform or cause to be performed Landlord’s obligations under the Master Lease, (ii) lost revenues, lost profit or other consequential, special or punitive damages arising in connection with this Sublease for any reason, or (iii) any damages or other liability arising from or incurred in connection with the condition of the Subleased Premises or suitability of the Subleased Premises for Subtenant’s intended uses. Subtenant shall, however, have the right to seek any injunctive or other equitable remedies as may be available to Subtenant under applicable law. Additionally, except in connection with Subtenant’s holding over under Section 15 of this Sublease, the liability of Subtenant to Sublandlord for any default of Subtenant’s obligations under this Sublease shall expressly exclude consequential, special or punitive damages arising in connection with this Sublease. Notwithstanding any other term or provision of this Sublease, no personal liability shall at any time be asserted or enforceable against either party’s shareholders, directors, officers, or partners on account of any of such party’s obligations or actions under this Sublease. In the event of any assignment or transfer of the Sublandlord’s interest under this Sublease, which assignment or transfer may occur at any time during the Term in Sublandlord’s sole discretion, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of Sublandlord hereunder accruing subsequent to the date of the transfer and it shall be deemed and construed, without further agreement between the parties hereto, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublandlord hereunder. Sublandlord will transfer and deliver any then-existing Security Deposit to the transferee of Sublandlord’s interest under this Sublease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto.

(b)
Sublandlord Default. In the event of any default hereunder by Sublandlord, Subtenant shall have all rights as provided to the “Tenant” in the Master Lease as if a default by Landlord had occurred thereunder. In no event shall Subtenant have the right to terminate or rescind this Sublease as a result of Sublandlord’s default as to any covenant or agreement contained in this Sublease. Subtenant hereby waives such remedies of termination and rescission and hereby agrees that Subtenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction; provided, however, the foregoing shall not limit any right of Subtenant to terminate this Sublease as a result of a constructive eviction by Sublandlord as determined by a final nonappealable judgment of a court of competent jurisdiction.
13.
Attorneys’ Fees. If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party who recovers substantially all of the damages, equitable relief or other remedy sought in any such action on trial and appeal shall be entitled to receive from the other party its costs associated therewith, including, without limitation, reasonable attorney’s fees and costs from the other party. Without limiting the generality of the foregoing, if Sublandlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Subtenant or in connection with any other breach of this Sublease by Subtenant, Subtenant agrees to pay Sublandlord reasonable actual attorneys’ fees as determined by Sublandlord for such services, irrespective of whether any legal action may be commenced or filed by Sublandlord.
14.
Delivery of Possession.
(a)
Generally. Sublandlord shall deliver, and Subtenant shall accept, possession of the Subleased Premises in their “AS IS” condition, broom-clean and free of debris, as the Subleased Premises exists on the Effective Date. Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, materials, furniture, fixtures, equipment other than the FF&E (defined below), decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy. In entering into this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on any representation or warranty concerning the Subleased Premises or the Building, except as expressly set forth in this Sublease. To Sublandlord’s actual knowledge as of the Effective Date: (1) Sublandlord has not received any written notice from Landlord or the City and County of San Francisco (“City”) that the condition of the Subleased Premises is in violation of any applicable laws, including without limitation any codes, the Americans with Disabilities Act, or path of travel requirements, which has not been cured, (2) the systems of the Building serving the Subleased Premises are in good working order, (3) Sublandlord has not received any written notice from Landlord or the City that the Subleased Premises contains ACM or other Hazardous Materials in a state which violates any applicable laws, and (4) the lights, blinds and electrical outlets in or serving the Subleased Premises (the items in this clause (4), collectively, “LBOs”) are and shall be on the Commencement Date in working order. Provided Subtenant notifies Sublandlord within thirty (30) days of the Commencement Date, (i) Sublandlord shall, at its sole cost and expense, repair or cause to be repaired any of the LBOs identified in Subtenant’s notice as not being in working order and reasonably requiring repair (so long as the reason for repair is not due to any act of Subtenant or any of its employees, invitees, or agents), and (ii) in the event of any material deficiency in the Building systems serving the Subleased Premises on the Commencement Date, then, following such written notice from Subtenant, Sublandlord shall use commercially reasonable efforts to enforce the terms of Article 7 of the Master Lease for the benefit of Subtenant. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Subleased Premises and the common areas of the Building. Subtenant acknowledges that it is not authorized to make or do any alterations or improvements in or to the Subleased Premises except as permitted by the provisions of this Sublease and the Master Lease and that upon termination of this Sublease, Subtenant shall deliver the Subleased Premises to Sublandlord in the same condition as the Subleased Premises were at the commencement of the Term, reasonable wear and tear excepted; Subtenant acknowledges that Subtenant shall, at either Sublandlord’s or Landlord’s election, remove from the Subleased Premises some or all of the Subtenant Improvements (defined below) constructed therein by Subtenant; additionally, at Subtenant’s cost, Subtenant will remove all telecommunications and data cabling installed by or for the benefit of Subtenant.
(b)
Subtenant Improvements.
(i)
Generally. If Subtenant desires to construct improvements within the Subleased Premises (“Subtenant Improvements”), all Subtenant Improvements shall be carried out in accordance with the applicable provisions of the Master Lease. Sublandlord will have the right to approve the plans and specifications for any proposed Subtenant Improvements, as well as any contractors whom Subtenant proposes to retain to perform such work, which approval shall be granted or withheld in accordance with the approval terms of the Master Lease. Subtenant will submit all such information for Sublandlord’s review and written approval prior to commencement of any such work; Sublandlord will similarly promptly submit such plans to Landlord for review and approval. Promptly following the completion of any Subtenant Improvements or subsequent alterations or additions by or on behalf of Subtenant, Subtenant will deliver to Sublandlord a reproducible copy of “as built” drawings of such work together with a CAD file of the “as-built” drawings in the then-current version of AutoCad. Notwithstanding the foregoing, but subject to obtaining Landlord’s consent, Subtenant shall be permitted to make Subtenant Improvements following five (5) business days’ prior notice to Sublandlord and Landlord, without Sublandlord’s consent, to the extent that such Sublandlord Improvements are decorative only (e.g., installation of carpeting, painting of the Subleased Premises, etc.), and performed in accordance with all applicable provisions of the Master Lease.
(ii)
Code-Required Work. If the performance of any Subtenant Improvements or other work by Subtenant within the Subleased Premises “triggers” a requirement for code-related upgrades to or improvements of any portion of the Building, Subtenant shall be responsible for the cost of such code-required upgrade or improvements.
(iii)
Communications and Computer Lines. Subtenant, at its sole cost and expense, may install new communications or computer wires and cables serving the Subleased Premises (collectively, “New Lines”), provided that (A) Subtenant shall comply with the terms and conditions of Article 28 of the Master Lease, including, without limitation, obtaining Sublandlord’s and Landlord’s prior written consent, and (B) as a condition to permitting the installation of New Lines, Sublandlord may require that Subtenant remove such New Lines at the end of the Term and repair any damage in connection with such removal to Sublandlord’s reasonable satisfaction.

15.
Holding Over. If Subtenant fails to surrender the Subleased Premises at the expiration or earlier termination of this Sublease, occupancy of the Subleased Premises after the termination or expiration shall be that of a tenancy at sufferance. Subtenant’s occupancy of the Subleased Premises during the holdover shall be subject to all the terms and provisions of this Sublease and Subtenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent due for the period immediately preceding the holdover during the two (2) months immediately following the expiration or earlier termination of this Sublease, and 200% thereafter. No holdover by Subtenant or payment by Subtenant after the expiration or early termination of this Sublease shall be construed to extend the Term or prevent Sublandlord from immediate recovery of possession of the Subleased Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Sublandlord is unable to deliver possession of the Subleased Premises to a new subtenant or to Landlord, as the case may be, or to perform improvements for a new subtenant, as a result of Subtenant’s holdover, Subtenant shall be liable to Sublandlord for all damages, including, without limitation, consequential damages, that Sublandlord suffers from the holdover; Subtenant expressly acknowledges that such damages may include all of the holdover rent charged by Landlord under the Master Lease as a result of Subtenant’s holdover, which Master Lease holdover rent may apply to the entire Master Lease Premises.
16.
Parking. Subject to Landlord’s consent, during the Term Subtenant shall be permitted to use one (1) of the parking permits allocated to Sublandlord in the Master Lease at the prevailing market rate, the use of which shall be in accordance with the Master Lease.
17.
Signage. Subject to Landlord’s prior written approval, and provided all signs are in keeping with the quality, design and style as required under the Master Lease, if the Subleased Premises comprise an entire floor of the Building, Subtenant, at its sole cost and expense, may install identification signage anywhere in the Subleased Premises including in the elevator lobby of the Subleased Premises in accordance with the terms and conditions of the Master Lease, provided that such signs must not be visible from the exterior of the Building and Subtenant otherwise complies with the terms and conditions of Article 23 of the Master Lease. Subject to Landlord’s consent, (i) Subtenant’s signage may include Subtenant’s standard typeface and logo, and (ii) Subtenant shall have the right, at no charge to Sublandlord, to have Subtenant’s name entered into the electronic directory located in the lobby of the Building.
18.
Notices: Any notice by either party to the other required, permitted or provided for herein shall be valid only if in writing and shall be deemed to be duly given only if (a) delivered personally, or (b) sent by means of FedEx, UPS Next Day Air or another reputable express mail delivery service guaranteeing next business day delivery, or (c) sent by United States certified or registered mail, return receipt requested, addressed: (i) if to Sublandlord, at the following addresses:

Sender, Inc.
655 Montgomery Street, Suite 1600
San Francisco, California 94111
Attention: General Counsel & COO

with a copy to:

Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, CA 94111
Attention: Scott Schneider/Jonathan M. Kennedy

and (ii) if to Subtenant, at the following address:

89Bio, Inc.
The Premises
Attn: Legal

with a facsimile or electronic mail copy to:

Valence LLP
Attn: Corinne Wessel
Facsimile: (415) 358-4570
Electronic Mail: Corinne@valencelaw.com; notices@valencelaw.com or at such other address for either party as that party may designate by notice to the other. A notice shall be deemed given and effective, if delivered personally, upon hand delivery thereof (unless such delivery takes place after hours or on a holiday or weekend, in which event the notice shall be deemed given on the next succeeding business day), if sent via overnight courier, on the business day next succeeding delivery to the courier, and if mailed by United States certified or registered mail, three (3) business days following such mailing in accordance with this Section.

19.
FF&E. During the Term, at no charge to Subtenant, Subtenant shall be permitted to use the existing modular and office furniture, fixtures and equipment (inclusive of monitors), including the technology infrastructure, located in the Subleased Premises and described in more particular detail in Exhibit C attached hereto, as well as all equipment and data cabling associated therewith (the “FF&E”). Notwithstanding anything to the contrary contained herein, in the event that an item of the FF&E identified on the inventory attached to Exhibit C is not in the Subleased Premises as of the Commencement Date, Sublandlord shall have no obligation to replace any such item (but with it being understood that this clause is intended to apply to minor discrepancies only, e.g., an inaccurate inventory count). Subtenant shall accept the FF&E in its current condition without any warranty of fitness from Sublandlord (Subtenant expressly acknowledges that no warranty is made by Sublandlord with respect to the condition of any cabling currently located in or serving the Subleased Premises). Notwithstanding the foregoing, Sublandlord hereby represents and warrants to Subtenant that (y) Sublandlord owns the FF&E free and clear of any liens and encumbrances, and (z) Sublandlord has full power and authority to permit Subtenant to use the FF&E. For purposes of documenting the current condition of the FF&E, Subtenant and Sublandlord shall, prior to the Commencement Date, conduct a joint walk- through of the Subleased Premises in order to inventory items of damage or disrepair. Subtenant shall use the FF&E only for the purposes for which such FF&E is intended and shall be responsible for the proper maintenance, insurance, care and repair of the FF&E, at Subtenant’s sole cost and expense, using maintenance contractors reasonably acceptable to Sublandlord. Subtenant shall not modify, reconfigure or relocate any of the FF&E except with the advance written permission of Sublandlord, and any work of modifying any FF&E (including, without limitation, changing the configuration of, “breaking down” or reassembly of cubicles or other modular FF&E) shall be performed at Subtenant’s sole cost using Sublandlord’s specified vendors or an alternate vendor approved in writing by Sublandlord (such approval to be granted or withheld on Sublandlord’s good faith discretion, based upon Sublandlord’s assessment of factors which include, without limitation, whether the performance by such vendor will void applicable warranties for such FF&E and whether such vendor is sufficiently experienced in the design of such FF&E). Upon the expiration or earlier termination of the Term, Subtenant shall surrender the FF&E to Sublandlord in as good condition and repair as on the Commencement Date, normal wear and tear excepted. Subtenant may, at Subtenant’s sole cost and expense, remove items of the FF&E from the Subleased Premises during the Term, provided that Subtenant: (a) first provides Sublandlord with prior written notice (“Subtenant’s Notice”) thereof, which Subtenant’s Notice shall include a description of those items of the FF&E which Subtenant wishes to remove; and (b) at its sole cost and expense, stores such FF&E in a secure, offsite location and returns the same to the Subleased Premises upon the expiration of the Term or earlier termination of this Sublease.
20.
Security System. Subtenant acknowledges that Sublandlord currently has a security system monitoring access to the Subleased Premises. Notwithstanding the foregoing, Subtenant shall have the right to use such existing security system governing access to the Subleased Premises. To the fullest extent permitted under applicable law, Subtenant hereby acknowledges that except for making the system available for Subtenant’s use and except for servicing and maintaining the system, Sublandlord shall not be responsible for providing security services to Subtenant, and that Subtenant shall be solely responsible for providing its own security service, if any.
21.
Brokers. Subtenant represents that it has dealt directly with and only with Jones Lang LaSalle Brokerage, Inc. (“Subtenant’s Broker”), as a broker in connection with this Sublease. Sublandlord represents that it has dealt directly with and only with Jones Lang LaSalle Brokerage, Inc. (“Sublandlord’s Broker”), as a broker in connection with this Sublease. Sublandlord and Subtenant shall indemnify and hold each other harmless from all claims of any brokers other than Subtenant’s Broker and Sublandlord’s Broker claiming to have represented Sublandlord or Subtenant in connection with this Sublease. Subtenant and Sublandlord agree that Subtenant’s Broker and Sublandlord’s Broker shall be paid commissions by Sublandlord in connection with this Sublease pursuant to a separate agreement.
22.
Complete Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated nor may any of its provisions be waived orally or in any manner other than by a written agreement executed by both parties.
23.
Interpretation. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation.

This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease or any part thereof to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.
24.
CASp. This notice is given pursuant to California Civil Code Section 1938. The Subleased Premises have not been issued a disability access inspection certificate. A Certified Access Specialist (CASp) can inspect the Subleased Premises and determine whether the Subleased Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection, Sublandlord may not prohibit Subtenant from obtaining a CASp inspection for the occupancy or potential occupancy of Subtenant, if requested by Subtenant. If Subtenant elects to perform a CASp inspection, Subtenant will provide written notice to Sublandlord, and Sublandlord (or Landlord) may elect, in their sole discretion, to retain a CASp to perform the inspection. If neither Sublandlord nor Landlord so elects, the time and manner of the CASp inspection will be subject to the prior written approval of Sublandlord and Landlord. In either event, the payment of the fee for the CASp inspection shall be borne by Sublandlord. The cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Subleased Premises shall be borne by Subtenant unless it is Landlord’s obligation to repair in accordance with Article 24 of the Master Lease.
25.
USA Patriot Act Disclosures. Sublandlord and Subtenant each is currently in compliance with and shall at all times during the Term remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
26.
Counterparts; Electronic Signature. This Sublease may be executed in multiple counterparts, each of which is deemed an original but which together constitute one and the same instrument. This Sublease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all of the parties hereto. This Sublease may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Sublease signed by the other party to the same extent as if such party had received an original counterpart. THE PARTIES HERETO CONSENT AND AGREE THAT THIS SUBLEASE

MAY BE SIGNED AND/OR TRANSMITTED USING ELECTRONIC SIGNATURE TECHNOLOGY (E.G., VIA DOCUSIGN OR SIMILAR ELECTRONIC SIGNATURE TECHNOLOGY), AND THAT SUCH SIGNED ELECTRONIC RECORD WILL BE VALID AND AS EFFECTIVE TO BIND THE PARTY SO SIGNING AS A PAPER COPY BEARING SUCH PARTY’S HAND-WRITTEN SIGNATURE. THE PARTIES FURTHER CONSENT AND AGREE THAT (1) TO THE EXTENT A PARTY SIGNS THIS SUBLEASE USING ELECTRONIC SIGNATURE TECHNOLOGY, BY CLICKING “SIGN,” SUCH PARTY IS SIGNING THIS SUBLEASE ELECTRONICALLY, AND (2) THE ELECTRONIC SIGNATURES APPEARING ON THIS SUBLEASE WILL BE TREATED, FOR PURPOSES OF VALIDITY, ENFORCEABILITY AND ADMISSIBILITY, THE SAME AS HAND- WRITTEN SIGNATURES.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the Effective Date.

SUBLANDLORD: SENDER, INC.,
a Delaware corporation

By: /s/ Daniel Kopelovich
Print Name: Daniel Kopelovich
Title: SVP, Finance

SUBTENANT: 89BIO, INC.,
a Delaware corporation

By: /s/ Quoc LeNguyen
Print Name: Quoc LeNguyen
Title: CTOO & Head of Quality

Signature Page to Sublease